News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES FIRST QUARTER 2012 RESULTS

WESTPORT, CT, April 25, 2012 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $20.5 million, or $0.18 per share for the first quarter of 2012, as compared to income from continuing operations of $5.0 million, or $0.04 per share for the first quarter of 2011. Excluding the impact of a write down of an acquisition related note receivable of approximately $12 million, or $0.11 per share, income from continuing operations as adjusted was approximately $33 million, or $0.29 per share in the first quarter of 2012. Excluding certain items, loss from continuing operations as adjusted was a loss of $20.3 million, or a loss of $0.17 per share, in the first quarter of 2011. The glossary at the end of this press release contains further details regarding these items.

Net sales were $1,819.4 million in the first quarter of 2012, an increase of 44.8% from $1,256.2 million in the first quarter of 2011. Excluding the impact of the acquisition of Demag Cranes AG, net sales increased approximately 16% from the comparable prior year period. Income from operations was $63.8 million in the first quarter of 2012, an improvement of $73.1 million when compared to a loss from operations of $9.3 million in the first quarter of 2011. Excluding the impact of a write down of an acquisition related note receivable of approximately $12 million, income from operations as adjusted was $76.1 million. Excluding certain items from the first quarter of 2011, loss from operations as adjusted was approximately $3.8 million.

All results are for continuing operations, unless stated otherwise. Results for Demag Cranes AG are reported as the Material Handling & Port Solutions (MHPS) segment. All per share amounts are on a fully diluted basis.

“We are pleased that 2012 is developing as planned,” stated Ron DeFeo, Terex Chairman and CEO. “While we still have a significant amount of work ahead of us, we have taken a solid step towards our margin expansion and cash flow objectives for the year. In fact, this is the first time in almost 10 years that we have generated positive operating cash flow in the first quarter, excluding the tax payment made this quarter as a result of the divestiture of the Mining business. We have traditionally used cash in operations in the first quarter, but our improved profitability combined with progress in factory efficiency and inventory focus, helped deliver our improved cash flow.”

Mr. DeFeo continued, “Overall, net sales were consistent with our expectations. North America was a strong market for most product categories, with the exception of our Roadbuilding products. We believe the global business environment continues to support growth and increased equipment sales. Although the Chinese market has softened somewhat, this was not unexpected and was built into our expectations for the year. We continue to be cautious about European markets where economic activity has been strong in some areas and weak in others. In terms of segment performance, we are encouraged by the performances of our Aerial Work Platforms (AWP) and Materials Processing (MP) businesses, both of which achieved operating margins in the high single digits giving us confidence that we will achieve our 2012 targets. Our Cranes business improved significantly versus the prior year, with a positive operating margin of approximately 5% in the quarter versus a negative 4% in the prior year period on a similar net sales level, excluding the effects of the write-down of receivables in both periods. Our Construction segment is on target for the year, with a breakeven first quarter and a backlog and order book that supports a profitable second quarter. Our MHPS segment's operating results were in line with what we anticipated for the quarter.”

Mr. DeFeo added, “We are focused on executing the plan we articulated in February, namely achieving in 2012 approximately $475 to $525 million in operating profit and earnings per share of $1.65 to $1.85 per share (based on an average share count of approximately 116 million shares and excluding the impact of restructuring and unusual items) on sales of $7.5 to $8.0 billion. We believe, based on current economic conditions, that we can achieve these targets, while also continuing the momentum of cash generation started this past quarter.”

First Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Terex Aerial Work Platforms: Net sales for the AWP segment for the first quarter of 2012 increased $135.2 million, or 35.7%, to $513.4 million versus the first quarter of 2011. The Company continues to see recovery in the North American rental channels for its aerial work platform products with demand continuing to strengthen. The Australian market also continued to demonstrate strong sales growth.

Income from operations in the first quarter of 2012 was $42.6 million, or 8.3% of net sales, as compared to income from operations of $5.7 million, or 1.5% of net sales, during the first quarter of 2011. Operating profit benefited primarily from increased volumes and pricing. These increases were partially offset by higher input costs.

Terex Construction: Net sales for the Construction segment for the first quarter of 2012 increased $21.6 million, or 6.3%, to $363.1 million versus the first quarter of 2011. Truck and component part sales were significant contributors to the year-over-year increase, particularly to the developing markets in Russia, Africa and China. The Company continues to see a lack of government infrastructure spending in North America and Brazil, which negatively impacted the Roadbuilding business.

Income from operations in the first quarter of 2012 was breakeven, as compared to a loss from operations of $3.2 million, or 0.9% of net sales, during the first quarter of 2011. Operating results benefited from the cost savings initiatives taken during 2011. The profitability of several of the Company's Construction businesses were offset by losses incurred in the Roadbuilding business.

Terex Cranes: Net sales for the Cranes segment for the first quarter of 2012 increased $21.1 million, or 5.3%, to $419.4 million versus the first quarter of 2011. North American businesses continued to exhibit strong demand, primarily for rough terrain cranes. The Company also experienced good demand for its pick and carry cranes in Australia and certain port equipment products. Crawler crane sales remained soft in Europe as austerity measures have impacted large construction and power projects that typically use this type of product.

Income from operations in the first quarter of 2012 was $7.3 million, or 1.7% of net sales, as compared with a loss from operations of $22.5 million, or 5.6% of net sales, during the first quarter of 2011. Operating results benefited from restructuring activities that were taken during 2011, increased volumes and improved product mix, both in the current year period, as well as a $5 million charge for a customer insolvency in the first quarter of 2011. Partially offsetting this was a charge of approximately $12 million in our port equipment business in the current year period related to the write down of an acquisition related receivable.

Terex Material Handling & Port Solutions: Net sales for the MHPS segment for the first quarter of 2012 were $367.5 million. Net sales were driven by demand for industrial cranes, primarily process cranes and handling technology, and mobile harbor cranes. High customer capacity utilization led to increased field service and spare parts sales. Customers in Germany and the United States were the largest drivers of net sales in the quarter, followed by India and China.

Income from operations was $2.9 million. Operating results were positively affected by strong machine sales, especially higher margin port equipment, as well as spare parts, service and maintenance revenue. Operating performance improved sequentially as the step-up in the valuation of inventory that took place in 2011 did not recur in the current period. The operating results also were impacted by an allocation of approximately $6 million of corporate costs in the current period that was not included in prior periods.

Terex Materials Processing: Net sales for the MP segment for the first quarter of 2012 increased $17.0 million, or 11.2%, to $169.2 million versus the first quarter of 2011. Strength in the North American market was the primary driver of the net sales increase, while demand in Western European markets remained soft. Increased mining and construction activity continued to drive demand for mobile crushing and screening equipment in Australian and Asia Pacific markets.

Income from operations in the first quarter of 2012 was $15.3 million, or 9.0% of net sales, compared to income from operations of $12.3 million, or 8.1% of net sales, during the first quarter of 2011. Operating performance improved primarily due to higher sales volumes and lower SG&A costs.

Corporate and Other / Eliminations: Loss from operations of $4.3 million during the first quarter of 2012 increased by $2.7 million compared to the prior year period, primarily due to a higher level of intercompany profit eliminations.

Interest and Other Income (Expense): Interest expense, net of interest income, in the first quarter of 2012 increased $11.8 million when compared to the first quarter of 2011, primarily driven by increased interest expense associated with the Demag Cranes AG acquisition. Other income (expense) declined by $47.4 million from the prior year quarter. The change was primarily driven by income in the prior year period of approximately $52 million from the sale of shares in Bucyrus International.

Taxes: The effective tax rate for the first quarter of 2012 was 28.9% as compared to an effective tax rate of 58.8% for the first quarter of 2011. The lower effective tax rate for the first quarter of 2012 was primarily attributable to losses that did not produce tax benefits having a lower impact in the current period than in the prior year period as the amount of income from continuing operations before income taxes was greater in the current year period.

Capital Structure: The Company's liquidity at March 31, 2012 increased by approximately $217.9 million compared to December 31, 2011 and totaled $1,488.1 million, which comprised cash balances of $973.2 million and borrowing availability under the Company's revolving credit facilities of approximately $514.9 million. These amounts include approximately $125.6 million of cash and approximately $57.6 million of borrowing availability at Demag Cranes AG that was available solely to support the Demag Cranes AG operations until the Domination and Profit and Loss Transfer Agreement (DPLA) between the companies became effective on April 18, 2012. As the DPLA is effective, Terex now has full access to the cash of Demag Cranes AG and the lenders under the Demag Cranes Credit Agreement have the option to terminate the Demag Cranes Credit Agreement.

In March 2012, the Company issued $300 million aggregate principal of 6.50% Senior Notes due 2020 at par which yielded approximately $295 million of net proceeds after underwriting discounts and commissions and expenses. The Company intends to use the net proceeds of this offering for general corporate purposes, including any cash requirements resulting from the effectiveness of the DPLA.

Phil Widman, Terex's Senior Vice President and Chief Financial Officer, commented, “We generated free cash flow in the first quarter of 2012 of approximately $84 million. We are pleased with our free cash flow generation in the quarter when we normally consume cash and continue to anticipate improved cash generation throughout the remainder of the year.”

Return on Invested Capital (ROIC) was 5.1% for the trailing twelve months ended March 31, 2012, reflecting the improved income from operations during the trailing twelve month period partially offset by the increased average invested capital, primarily due to the acquisition of the Demag Cranes AG business. Cash used in operations in the first quarter of 2012 was approximately $79 million, however it included approximately $124 million in tax payments primarily related to the gain on the sale of our German mining business in 2010. For the comparable period in 2011, cash used in operations was approximately $77 million. Debt, less cash and cash equivalents, increased approximately $109 million in the first quarter of 2012, to $1,635.3 million, compared to the fourth quarter of 2011.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 30.5% at March 31, 2012, as compared to 27.7% at December 31, 2011. This increase was primarily attributable to increased production in anticipation of upcoming deliveries in the Company's seasonally stronger period. The Company continues to target its Working Capital as a percent of Trailing Three Month Annualized Net Sales to be approximately 25% at the end of 2012.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,301 million at March 31, 2012, an increase of approximately 28% from March 31, 2011 and 7% from December 31, 2011.

AWP segment backlog increased approximately 51% as compared to March 31, 2011 and increased approximately 3% as compared to December 31, 2011. Continued replacement of aging fleets was the primary driver of the increase versus the prior periods. In North America, demand for aerial work platform equipment has increased, especially on mid-sized booms and scissors and the customer makeup continues to trend toward a more traditional mix that is more evenly represented by large and small rental houses.

Construction segment backlog increased approximately 11% as compared to March 31, 2011, and increased approximately 10% as compared to December 31, 2011. This increase was due to higher demand for trucks, primarily in North America, and compact equipment mainly in Europe.

Cranes segment backlog decreased approximately 24% as compared to March 31, 2011, but increased approximately 7% as compared to December 31, 2011. The primary driver of the year-over-year decrease was a weakening demand for crawler cranes. This was partially offset by strong growth momentum for rough terrain cranes in North and South America and the Middle East.

MHPS backlog was approximately $492.0 million at March 31, 2012, an increase of approximately 5% as compared to December 31, 2011. Industrial cranes had a strong order book, particularly in the standard and process crane businesses, primarily driven by increased customer factory utilization. Port capacity and container traffic continued to be strong and were the primary drivers of demand for mobile harbor cranes.

MP segment backlog increased approximately 2% compared to March 31, 2011 and approximately 29% compared to December 31, 2011. The sequential increase in backlog was primarily due to a recovery in mobile crushers and screeners as well as strong performance from all lines of the Company's static equipment. Mining activity continues to drive orders in many markets throughout the southern hemisphere.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, April 26, 2012 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including the recent acquisition of Demag Cranes AG; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; we have suffered losses from operations in the past and may suffer further losses from operations; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks, including changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$1,819.4	$1,256.2
Cost of goods sold	(1,488.6)	(1,089.0)
Gross profit	330.8	167.2
Selling, general and administrative expenses	(267.0)	(176.5)
Income (loss) from operations	63.8	(9.3)
Other income (expense)
Interest income	2.6	2.1
Interest expense	(40.5)	(28.2)
Loss on early extinguishment of debt	—	(6.3)
Other income (expense) - net	4.5	51.9
Income (loss) from continuing operations before income taxes	30.4	10.2
(Provision for) benefit from income taxes	(8.8)	(6.0)
Income (loss) from continuing operations	21.6	4.2
Income (loss) from discontinued operations - net of tax	2.5	6.4
Gain (loss) on disposition of discontinued operations- net of tax	—	0.3
Net income (loss)	24.1	10.9
Net (income) loss attributable to noncontrolling interest	(1.1)	0.8
Net income (loss) attributable to Terex Corporation	$23.0	$11.7
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$20.5	$5.0
Income (loss) from discontinued operations - net of tax	2.5	6.4
Gain (loss) on disposition of discontinued operations - net of tax	—	0.3
Net income (loss) attributable to Terex Corporation	$23.0	$11.7
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.19	$0.05
Income (loss) from discontinued operations - net of tax	0.02	0.06
Gain (loss) on disposition of discontinued operations - net of tax	—	—
Net income (loss) attributable to Terex Corporation	$0.21	$0.11
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.18	$0.04
Income (loss) from discontinued operations - net of tax	0.02	0.06
Gain (loss) on disposition of discontinued operations - net of tax	—	—
Net income (loss) attributable to Terex Corporation	$0.20	$0.10
Weighted average number of shares outstanding in per share calculation
Basic	109.9	109.2
Diluted	114.3	116.6

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$973.2	$774.1
Trade receivables (net of allowance of $37.8 and $42.5 at March 31, 2012 and December 31, 2011, respectively)	1,210.0	1,178.1
Inventories	1,827.0	1,758.1
Deferred taxes	74.7	81.8
Other current assets	207.6	221.4
Total current assets	4,292.5	4,013.5
Non-current assets
Property, plant and equipment - net	837.1	835.5
Goodwill	1,286.3	1,258.8
Intangible assets - net	510.7	519.5
Deferred taxes	67.9	70.2
Other assets	351.8	353.2
Total assets	$7,346.3	$7,050.7

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$243.3	$77.0
Trade accounts payable	818.9	764.6
Accrued compensation and benefits	207.1	222.3
Accrued warranties and product liability	106.5	111.0
Customer advances	228.0	223.2
Income taxes payable	65.8	185.3
Other current liabilities	308.3	308.3
Total current liabilities	1,977.9	1,891.7
Non-current liabilities
Long-term debt, less current portion	2,365.2	2,223.4
Retirement plans	345.6	344.6
Other non-current liabilities	388.1	406.5
Total liabilities	5,076.8	4,866.2

Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 122.7 and 121.9 shares at March 31, 2012 and December 31, 2011, respectively	1.2	1.2
Additional paid-in capital	1,269.5	1,271.8
Retained earnings	1,384.9	1,361.9
Accumulated other comprehensive (loss) income	(62.4)	(129.4)
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at March 31, 2012 and December 31, 2011, respectively	(596.5)	(599.1)
Total Terex Corporation stockholders' equity	1,996.7	1,906.4
Noncontrolling interest	272.8	278.1
Total stockholders' equity	2,269.5	2,184.5
Total liabilities and stockholders' equity	$7,346.3	$7,050.7

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Three Months Ended March 31,
	2012	2011
Operating Activities of Continuing Operations
Net income	$24.1	$10.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Discontinued operations	(2.5)	(6.7)
Depreciation and amortization	38.8	26.2
Deferred taxes	8.8	8.2
Gain on sale of assets	(5.8)	(51.8)
Stock-based compensation expense	5.7	5.6
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(8.4)	(94.4)
Inventories	(67.0)	(106.1)
Trade accounts payable	60.5	38.2
Other, net	(132.7)	93.3
Net cash provided by (used in) operating activities of continuing operations	(78.5)	(76.6)
Investing Activities of Continuing Operations
Capital expenditures	(19.6)	(13.4)
Proceeds from sale of assets	2.8	166.1
Other investing activities, net	(4.4)	—
Net cash (used in) provided by investing activities of continuing operations	(21.2)	152.7
Financing Activities of Continuing Operations
Principal repayments of debt	(14.3)	(311.3)
Proceeds from issuance of debt	308.5	26.3
Payment of debt issuance costs	(5.0)	—
Distributions to noncontrolling interest	(4.8)	—
Other financing activities, net	2.2	3.6
Net cash provided by (used in) financing activities of continuing operations	286.6	(281.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	12.2	34.8
Net Increase (Decrease) in Cash and Cash Equivalents	199.1	(170.5)
Cash and Cash Equivalents at Beginning of Period	774.1	894.2
Cash and Cash Equivalents at End of Period	$973.2	$723.7

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	First Quarter
	2012		2011
		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,819.4		$1,256.2
Gross profit	330.8	18.2%	167.2	13.3%
SG&A	267.0	14.7%	176.5	14.1%
Income (loss) from operations	$63.8	3.5%	$(9.3)	(0.7%)

AWP
Net sales	$513.4		$378.2
Gross profit	92.7	18.1%	49.8	13.2%
SG&A	50.1	9.8%	44.1	11.7%
Income from operations	$42.6	8.3%	$5.7	1.5%

Construction
Net sales	$363.1		$341.5
Gross profit	36.9	10.2%	38.3	11.2%
SG&A	36.9	10.2%	41.5	12.2%
Income (Loss) from operations	$—	—	$(3.2)	(0.9%)

Cranes
Net sales	$419.4		$398.3
Gross profit	68.8	16.4%	40.5	10.2%
SG&A	61.5	14.7%	63.0	15.8%
Income (loss) from operations	$7.3	1.7%	$(22.5)	(5.6%)

MHPS
Net sales	$367.5		$—	—
Gross profit	92.6	25.2%	—	—
SG&A	89.7	24.4%	—	—
Income from operations	$2.9	0.8%	$—	—

MP
Net sales	$169.2		$152.2
Gross profit	35.1	20.7%	32.8	21.6%
SG&A	19.8	11.7%	20.5	13.5%
Income from operations	$15.3	9.0%	$12.3	8.1%

Corporate/Eliminations
Net sales	$(13.2)		$(14.0)
Gross profit	4.7	(35.6%)	5.8	(41.4%)
SG&A	9.0	(68.2%)	7.4	(52.9%)
Loss from operations	$(4.3)	32.6%	$(1.6)	11.4%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when providing guidance on earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

First Quarter 2012	Pre-Tax	Tax Rate	After-Tax	EPS*

Write Down of Acquisition Related Note	$(12.3)	**	$(12.3)	$(0.11)
Total EPS Effect	$(12.3)		$(12.3)	$(0.11)

* Based on weighted average diluted shares of 114.3 M
** No tax benefit from this expense

First Quarter 2011	Pre-Tax	Tax Rate	After-Tax	EPS*

Restructuring and related items	$(5.5)	**	$(3.8)	$(0.03)
Loss on early extinguishment of debt	$(6.3)	35.7%	$(4.1)	$(0.04)
Sale of BUCY Stock	$51.6	35.7%	$33.2	$0.28
Total EPS Effect	$39.8		$25.3	$0.21

* Based on weighted average diluted shares of 116.6 M
** Based on jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2012	Mar 31, 2011	% change	Dec 31, 2011	% change
Consolidated Backlog	$2,301.3	$1,791.9	28%	$2,160.7	7%
AWP	$673.6	$445.8	51%	$652.1	3%
Construction	$266.4	$239.9	11%	$243.1	10%
Cranes	$764.9	$1,003.9	(24%)	$716.3	7%
MHPS	$492.0	$—	—	$468.5	5%
MP	$104.4	$102.3	2%	$80.7	29%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	March 31, 2012	December 31, 2011
Trade Accounts Payable	$818.9	$764.6
Cost of goods sold for the three months ended	1,488.6	1,654.0
	x 4	x 4
Annualized cost of goods sold	$5,954.4	$6,616.0

Quotient	0.1375	0.1156
	X 365 days	X 365 days
Days Payable Outstanding	50 days	42 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	March 31, 2012	December 31, 2011
Trade Receivables	$1,210.0	$1,178.1
Net sales for the three months ended	1,819.4	1,956.6
	x 4	x 4
Annualized net sales	$7,277.6	$7,826.4

Quotient	0.1663	0.1505
	x 365 days	x 365 days
Days Sales Outstanding	61 days	55 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

March 31, 2012
Long term debt, less current portion	$2,365.2
Notes payable and current portion of long-term debt	243.3
Debt	$2,608.5

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended March 31,
	2012	2011
Income (loss) from operations	$63.8	$(9.3)
Depreciation	25.4	20.1
Amortization	13.4	6.1
Bank fee amortization not included in Income (loss) from operations	(2.4)	(1.6)
EBITDA	$100.2	$15.3

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of fixed assets, inventory step-up amortization, certain impairments and write-downs, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Three months ended Mar 31, 2012
Income from operations	$63.8
Depreciation and amortization	38.8
Non-cash note receivable write-down	12.3
Proceeds from sale of fixed assets	2.8
Changes in working capital	(14.9)
Customer advances	0.7
Rental/demo equipment	—
Capital expenditures	(19.6)
Free cash flow	$83.9

Income (loss) from operations as adjusted

	Three months ended Mar 31,
	2012	2011
Income (loss) from operations as reported	$63.8	$(9.3)

Write Down of Acquisition Related Note	12.3	—
Restructuring and related items	—	5.5

Income (loss) from operations as adjusted	$76.1	$(3.8)

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	March 31, 2012	December 31, 2011
Inventory	$1,827.0	$1,758.1
Cost of goods sold for the three months ended	1,488.6	1,654.0
	x 4	x 4
Annualized cost of sales	$5,954.4	$6,616.0

	365 days/	365 days/
Inventory turns	3.26 x	3.76 x
Days Inventory	112 days	97 days

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing and discontinued operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that earnings from discontinued operations, as well as the net assets that comprise those operations' invested capital, should be included in this calculation because it captures the financial returns on its capital allocation decisions for the measured periods. Furthermore, the Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities and specifically the shares of Bucyrus (“BUCY shares”), held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Mar '12	Dec '11	Sept '11	Jun '11	Mar '11
Provision for (benefit from) income taxes as adjusted	$8.8	$(6.1)	$7.0	$2.5
Divided by: Income (loss) before income taxes as adjusted	30.4	(9.5)	(8.9)	(23.6)
Effective tax rate as adjusted	28.9%	64.2%	(78.7%)	(10.6%)

Income (loss) income from operations as adjusted	$64.2	$30.7	$53.1	$7.1
Multiplied by: 1 minus Effective tax rate as adjusted	71.1%	35.8%	178.7%	110.6%
Adjusted net operating income (loss) after tax	$45.6	$11.0	$94.9	$7.9

Debt (as defined above)	$2,608.5	$2,300.4	$2,316.6	$1,426.5	$1,417.1
Less: Cash and cash equivalents	(973.2)	(774.1)	(684.9)	(702)	(723.7)
Debt less Cash and cash equivalents	$1,635.3	$1,526.3	$1,631.7	$724.5	$693.4

Total Terex Corporation stockholders' equity as adjusted	$1,881.0	$1,781.5	$1,854.4	$1,999.3	$1,998.6

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$3,516.3	$3,307.8	$3,486.1	$2,723.8	$2,692.0

March 31, 2012 ROIC	5.1%
Adjusted net operating income (loss) after tax (last 4 quarters)	$159.4
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$3,145.2

Reconciliation of Loss before income taxes:	Three months ended 3/31/12	Three months ended 12/31/11	Three months ended 9/30/11	Three months ended 6/30/11
Income (loss) from continuing operations before income taxes	$30.4	$(9.5)	$67.3	$16.5
Less: Gain realized on sale of BUCY shares	—	—	(76.2)	(40)
Loss from discontinued operations before income taxes	—	—	—	(0.1)
Income (loss) before income taxes as adjusted	$30.4	$(9.5)	$(8.9)	$(23.6)

Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$63.8	$31.1	$52.6	$6.8
Income (loss) from operations for TFS	0.4	(0.4)	0.5	0.4
Loss from operations for discontinued operations	—	—	—	(0.1)
Income (loss) from operations as adjusted	$64.2	$30.7	$53.1	$7.1

Reconciliation of Provision for (Benefit from) income taxes:
Provision for (benefit from) income taxes as reported	$8.8	$(6.1)	$34.2	$16.3
Provision for income taxes on realized gain for sale of BUCY shares	—	—	(27.2)	(14.3)
Provision for (benefit from) income taxes for discontinued operations	—	—	—	0.5
Provision for (benefit from) income taxes as adjusted	$8.8	$(6.1)	$7.0	$2.5

Reconciliation of Terex Corporation stockholders' equity:	As of 3/31/12	As of 12/31/11	As of 9/30/11	As of 6/30/11	As of 3/31/11
Terex Corporation stockholders' equity as reported	$1,996.7	$1,906.4	$1,991.7	$2,178.2	$2,157.9
TFS assets	(115.7)	(124.6)	(138)	(127.5)	(85.4)
Deferred (gain) loss on marketable securities	—	(0.3)	0.7	(51.4)	(73.9)
Terex Corporation stockholders' equity as adjusted	$1,881.0	$1,781.5	$1,854.4	$1,999.3	$1,998.6

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of March 31, 2012 is defined as the sum of:

·	Total Terex Corporation stockholders' equity; and

·	Debt (as defined above);

·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,996.7
Debt (as defined above)	2,608.5
Less: Cash and cash equivalents	(973.2)
Total Capitalization	$3,632.0

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

First Quarter 2012 Net Sales		$1,819.4
	x	4
Trailing Three Month Annualized Net Sales		$7,277.6

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of March 31, 2012, working capital was:

Inventories	$1,827.0
Trade Receivables	1,210.0
Less: Trade Accounts Payable	(818.9)
Total Working Capital	$2,218.1

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com